China Sky One Medical Raises $25 Million in Private Placement

HARBIN, China, January 31, 2008 (Xinhua-PRNewswire-FirstCall) -- China Sky One Medical, Inc. (OTCBB: CSKI), a manufacturer, marketer and distributor of pharmaceutical, medicinal and diagnostic products in China, today announced that it raised $25 million in a private placement of 2.5 million shares of the Company’s common stock, with 30% warrant coverage. The warrants have an exercise price of $12.50 per share and a term of 3 years.

China Sky One Medical intends to use the proceeds from the offering for acquisitions, working capital and sales and marketing for new products.

Global Hunter Securities acted as the sole placement agent in this transaction.

This transaction will be described in more detail in the Form 8-K and other supporting documents China Sky One Medical will file with the Securities and Exchange Commission.

About China Sky One Medical, Inc.
China Sky One Medical, Inc., a Nevada corporation, is a holding company whose principal operations are through its subsidiaries, which are engaged in the manufacturing, marketing and distribution of pharmaceutical, medicinal and diagnostic kit products. Through its wholly-owned subsidiaries, Harbin Tian Di Ren Medical Science and Technology Company (''TDR'') and Harbin First Bio-Engineering Company Limited ("First"), the Company's principal revenue source is the manufacture and sale of over-the- counter pharmaceutical products. http://www.skyonemedical.com.

Safe Harbor Statement
Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding our future plans, objectives or performance. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.